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                                                                    Exhibit 5.13


                        [LETTERHEAD OF WILLIAMS MULLEN]


Direct Dial: 703.760.5200
www.williamsmullen.com


                                February 13, 2003

VIA FEDERAL EXPRESS

MedQuest, Inc.
2400 North Point Parkway
Alpharetta, Georgia  30022

O'Melveny & Myers LLP
30 Rockefeller Plaza
New York, New York 10112


            RE:  REGISTRATION OF SECURITIES OF MEDQUEST, INC.

Ladies and Gentlemen:

      Reference is made to the Registration Statement (the "Registration Statement") on Form S-4 (File No. 333-101399) of MedQuest, Inc., a Delaware corporation (the "Company"), in connection with the Company's offer (the "Exchange Offer") to exchange up to $180,000,000 principal amount of the Company's 11 7/8% Senior Subordinated Notes, Series B, due 2012 that have been registered under the Securities Act of 1933 (the "New Notes"), which New Notes will be guaranteed (the "Guarantees") by, among others, each of Vienna Diagnostic Imaging, Inc., Open MRI & Imaging of Richmond, Inc., Tyson's Corner Diagnostic Imaging, Inc. and Virginia Diagnostic Imaging, Inc., each a Virginia corporation, and Open MRI & Imaging of Richmond, LLC and Richmond West End Diagnostic Imaging, LLC, each a Virginia limited liability company (together, the "Virginia Guarantors"), for a like principal amount of the Company's outstanding 11 7/8% Senior Subordinated Notes, Series A, due 2012 (the "Old Notes"), which Old Notes have also been guaranteed by such guarantors.

      We have acted as counsel to the Virginia Guarantors in connection with the above.

Upon the basis of the foregoing, we are of the opinion that when the New Notes have been duly executed, authenticated and delivered in accordance with the Indenture dated as of August 15, 2002, as supplemented (the "Indenture"), among the Company, MQ Associates, Inc., as guarantor, the Subsidiary Guarantors parties thereto and Wachovia Bank, National Association, as Trustee, in exchange for the Old Notes in accordance with the Indenture and the Exchange Offer, the Guarantees of the Virginia Guarantors will be the legally valid and binding obligations of the respective Virginia Guarantors, except as the enforceability thereof may be limited by

                           A PROFESSIONAL CORPORATION
 ------------------------------------------------------------------------------
                 MICHIGAN O VIRGINIA O WASHINGTON, D.C. O LONDON
       8270 Greensboro Drive, Suite 700 McLean, VA 22102 Tel: 703.760.5200
                        Fax: 804.783.6507 or 703.748.0244
                             www.williamsmullen.com

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February 13, 2003
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applicable bankruptcy, reorganization, fraudulent transfer, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

      We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder.



                                    Very truly yours,

                                    Williams Mullen, A Professional Corporation


                                    By: /s/ HENRY F. BRANDENSTEIN, JR.
                                       ---------------------------------
                                                Shareholder